Revised June 1, 2022

Personal Trading Policy

Table of Contents

Overview

2

I.

Disclosure of Accounts or Holdings

4

A.

General Requirements

5

B.

Designated Broker Policy

6

C.

Additional Requirements

6

D.

Exception to the Account Disclosure Requirement.

6

II.

Pre-Approval Requirement

7

A.

Requirements

7

B.

PTAP Approvers

8

C.

Exceptions to the Pre-Approval Requirement.

8

III.

Restrictions on Personal Trading

10

A.

General Restrictions

10

B.

Group-Specific Restrictions

11

C.

Holding Periods

11

Annex A: Summary of Personal Trading Rules by Asset Class

13

Annex B: PTAP Approver List

16

Annex C: Group-Specific Restrictions

19

Annex D: Mutual Funds and UCITS Advised by the Firm

22

Annex E: Designated Broker List

23

Annex F: Personal Trading in Cryptocurrencies

24

Overview

The Firm has developed this Personal Trading Policy (the "Policy") to provide employees with opportunities to trade in their personal and related accounts and to limit potential conflicts of interest with the Firm's activities. The Firm conducts ongoing monitoring of trading activity in employees' personal and related accounts. The Firm reserves the right to restrict personal trading if any trade is inconsistent with the Policy and expects to take appropriate disciplinary action against violators, up to and including termination of employment with the Firm.

The Policy has the following three principal sections:

I.

Disclosure of accounts,

II.

Pre-approval of trading, and

III.

Trading restrictions.

Please see Annex A which contains a table that summarizes the requirements by asset class for account/holdings disclosure, pre-approval of trades, holding periods, and group trading restrictions.

I.

Disclosure of accounts and holdings. In general, employees must disclose to the Firm:

o

Personal Brokerage Accounts, and employees are only permitted to use Compliance approved Designated Brokerages for personal trading;

o

Related Accounts, such as joint accounts, spousal accounts, and other accounts in which  they have a financial interest or over which they exercise "trading authority" (the power, directly or indirectly, to make investment decisions, to suggest or direct trades, or to exercise control);

o

Managed Accounts, for which they have delegated trading authority to a third party such as an independent professional or a robo-adviser ;

o

Securities held outside of brokerage accounts, such as physical certificates and closed-end registered investment companies held by a fund distributor; and

o

Security cryptocurrencies, including any cryptocurrencies that are not listed in Table 1 of Annex F.

II.

Pre-approval of trading.

o

Employees must submit pre-approval requests using the Personal Trade Approval Process system ("PTAP system") for their personal trades.

o

Approvers for personal trading requests are listed according to groups in Annex B.

o

Approval is effective the day it is granted and the following two business days.

o

Covered and Exempt asset classes. Please refer to Section II.C, Annex A, and Annex F for details regarding the disclosure and pre-approval requirements for various asset classes, including cryptocurrencies.

III. Trading restrictions. Employees may be restricted from trading certain securities, commodities, or other asset classes. Such restrictions may vary according to the area of the Firm in which an employee works, or for any other reason as determined by Compliance and /or senior management.

o

General Restrictions. In gene ral, employees may not transact in securities using the Firm's proprietary information , information relating to the Firm's customers or clients, or information otherwise obtained in the course of their work at the Firm. Employees are also prohibited from trading securities on the Firm's Restricted List.

o

Group-Specific Restrictions. In general , Front Office employees cannot trade any instruments that their group trades or is likely to trade. Please refer to Annex C.

o

Holding periods. In general, the minimum holding period is thirty (30) calendar days for all relevant securities traded in a personal or related account for which the employee exercises trading authority.

Note that certain additional rules apply only to employees ofD. E. Shaw India Private Limited ("DESIS").

These rules can be found in the sections marked "For DESIS only."

Any questions regarding this Policy should be addressed to Compliance by emailing

I.  Disclosure of Accounts or Holdings

The following table provides a summary of the Firm's disclosure requirements for personal accounts and holdings. Please refer to the more detailed sections of the Policy after the table for additional information.

Type of Account/ Asset	Examples	Action(s) Required
Accounts over which the employee has trading authority

- Employee's personal accounts

- Joint accounts, accounts of one's spouse or minor children, and trust accounts that benefit the employee

- 401k accounts holding stock of a previous employer

- Other related accounts in which employee has a financial interest and trading authority

(1) Disclose on PTAP and maintain with a Designated Broker listed in Annex E. (2) Update PTAP upon opening a new account
Generally, accounts over which the employee does not have trading authority

- Spouse's personal accounts (where employee has no trading authority)

Managed Accounts maintained with an investment adviser (including a robo-adviser such as Wealthfront, Betterment, or Charles Schwab Intelligent Portfolios)

(1) Disclose on PTAP and may be maintained with a non- Designated Broker (2) Update PTAP upon opening a new account
Securities held outside personal or related accounts

The following assets, if held outside of personal or related accounts:

- Physical certificates

- Stock options

- Direct purchase plans

- Closed-end registered investment companies purchased and held by a fund distributor

Disclose to Compliance by emailing
Cryptocurrencies that meet the definition of a "security"	- For example, Solana or Avalanche (see Table 2 in Annex F: Personal Trading in Cryptocurrencies for the non-exhaustive list of Security cryptocurrencies.)	Disclose to Compliance by emailing
Cryptocurrencies that do not meet the definition of a "security"	- For example, Bitcoin or Ether; (see Table 1 in Annex F: Personal Trading in Cryptocurrencies for the list of Non-security cryptocurrencies)	No disclosure necessary (subject to exceptions in Annex e )
Private placement investments or any investment that is not available to the general public	- Equity in a private company - Investment in a hedge fund or private equity fund	Report as a Private Securities Transaction using PST Form
Accounts that permit holdings of only U.S. open-end mutual funds	- Mutual fund-only 401k accounts with a previous employer - 529 accounts	No disclosure necessary

A. General Requirements

Upon commencing employment with the Firm, new employees are required to disclose on a Personal Trading Account Information form all their personal and related brokerage accounts.

In addition, employees are required to notify Compliance via the PTAP system of any new personal or related brokerage account(s) as soon as possible (and in no event later than thirty (30) calendar days) after the opening of such account(s). Brokers of the above-mentioned accounts will be instructed to send copies ofall trade confirmations and periodic account statements to Compliance for review.

A Personal Account is an account in which an employee has trading authority and a direct financial interest, such as a personal brokerage account.

A Related Account is any account:

in which an employee has a direct or indirect financial interest; or

over which the employee has trading authority.

Examples of Related Accounts may include, without limitation, joint accounts; accounts of a spouse, minor children, or other family members where the employee has signature or other authority over the account; and trusts where the employee is a trustee or has a beneficiary interest.

A Managed Account is an account where trading authority has been delegated to a third party, including professional money managers, family members, or personal friends. To qualify as a Managed Account, the account owner should not, and cannot:

suggest to the account manager any purchases or sales of investments in the account;

direct the account manager to make purchases or sales of investments in the account;

consult, on an on-going basis, with the account manager as to the particular allocation of investments to be made in the account; or

otherwise intervene in the management of the account.

Employees must disclose all Managed Accounts in the PTAP system and certify that they do not, directly or indirectly, exercise influence or control over these accounts. The disclosure must identify the person or entity who exercises trading authority over the Managed Account . If trading authority in a Managed Account is exercised by someone who is not an independent professional (i.e., is a relative or a personal friend), Compliance may require the employee to provide statements of holdings and transactions for the account.

Securities Held Outside of Accounts

Employees must also notify Compliance, by sending an email to                             ,  , if they hold any securities outside their Personal and Related Accounts including:

o

physical certificates

o

stock options;

o

direct purchase plans;

o

closed-end registered investment companies purchased and held by a fund distributor; and

o

shares held with a stock transfer company (e.g., Computershares).

Certain cryptocurrencies, coins, and tokens (collectively, "cryptocurrencies") may be deemed a "security." If so, holdings of such cryptocurrencies must be disclosed to the Firm by emailing and listing the cryptocurrencies held and the quantity for each one. Please refer to Annex F: Personal Trading in Cryptocurrencies to determine whether a cryptocurrency is deemed to be a security subject to this Policy. Cryptocurrencies not deemed securities do not need to be disclosed to the Firm.

For DESIS only

Although all physical certificates must be disclosed, they do not have to be dematerialized (i.e., stored electronically in a DEMAT account). However, a Designated Broker must be used when an employee chooses to dematerialize any physical certificates.

B.

Designated Broker Policy

The Firm requires employees to use only Compliance-approved Designated Brokers (listed in Annex E) for personal trading. When requested by Compliance, account holders shall provide written authorization to their Designated Broker so that Compliance may receive electronic copies of account statements and trading confirmations, and monitor activity in their accounts.

Any new employee with a Personal Account, or a Related Account over which the employee exercises trading authority, maintained at a brokerage that is not a Designated Broker must close the account or convert it to a Managed Account within one month of commencing employment with the Firm. If the employee is required to sell securities in order to close the account, the employee must submit a PTAP request in order to receive pre-approval before making any transactions. If it is not possible to close the account or convert it to a Managed Account within one month of commencing employment, contact Compliance promptly, by sending an email to

It is an employee's responsibility to provide the Firm with duplicate statements for all such accounts held with entities other than Designated Brokers.

C.

Additional Requirements

Large holdings of public company shares. Employees must also notify Compliance, by sending an email to

, if they hold five percent or more of the outstanding shares of any public company.

Private placement investments. Employees with private placement investments or any investment that is not available to the general public should refer to the Firm's policy on Private Securities Transactions .

D.

Exception to the Account Disclosure Requirement

Accounts that only permit holdings of U.S.-registered, open-end investment companies  (commonly  referred to as "Mutual Funds") need not be disclosed. If an account permits holdings other than Mutual Funds, even if an employee uses such account to hold only Mutual Funds, the employee must disclose that account in the PTAP system .

II. Pre-Approval Requirement

The following table provides a summary of the pre-approval requirements for certain commonly traded instruments. Please refer to the more detailed sections of the Policy after the table for additional information.

The examples provided are representative only. For a more comprehensive list of asset classes, please refer to the table in Annex A.

Asset Classes	Examples	Approval Required
Exchange-listed securities or instruments traded in any account for which the employee exercises trading authority.	- Stocks - ETF - Closed-end funds - Listed derivatives (e.g., options, futures, or commodities contracts) - Annex D: Mutual Funds and UCITS Advised by the Firm	Must be pre-approved by the relevant approver listed in AnnexB: PTAP Approver List
Over-the-counter securities or instruments traded in any account for which the employee exercises trading authority.	- Municipal bonds - Non-listed derivatives (e.g., swaptions, forwards) - Cryptocurrencies that are considered securities; see Annex F: Personal Trading in Cryptocurrencies	Must be pre-approved by the relevant approver listed in Annex B: PTAP Approver List
Government-issued securities	- U.S. government agency securities (e.g., FNMAs) - Any securities issued by governments outside the U.S.	Must be pre-approved by the relevant approver listed in Annex B: PTAP Approver List
Direct obligations of the U.S. federal government	- U.S. Treasury bills - U.S. Treasury bonds	No pre-approval necessary
Open-end mutual funds not advised by the Firm

- Money market funds

- U.S. mutual funds (i.e., U.S. open-end registered investment companies), excluding any such funds that are advised by the Firm (see Annex D: Mutual Funds and UCITS Advised by the Firm

- Indian open-end mutual funds

No pre-approval necessary
Trades in accounts over which the employee has no trading authority	- Trades in Managed Accounts - Trades in a spousal account over which the employee has no trading authority	No pre-approval necessary

A.

Requirements

Employees must obtain approval via the PTAP system prior to effecting any securities, commodities, or other transaction in a Personal or Related Account over which the employee exercises trading authority.

       Employees must obtain approval via the PTAP system prior to transacting in any U.S. mutual funds or UCITS vehicles to which the Firm provides investment advisory services (see Annex D).

Employees must not trade in excess of the number of shares for which they received approval (e.g., an employee may not purchase 110 shares if the approval was to purchase 100 shares).

Approval is effective the day it is granted and the following two (2) business days.

'Good until Canceled' orders are prohibited as the order may be executed later than two (2) business days following the day it has been approved.

For DESIS only: As a rule, requests for personal trade pre-approval should be submitted via the HYD PTAP system and will be reviewed through an automated process.  However, members ofFinRes must obtain pre-approval via the PTAP system and select the relevant approver listed in Annex B.

In addition to stocks, bonds, and other securities, pre-approval is required for:

Closed-end funds;

ETFs; 1

Municipal bonds;

U.S. government agency securities (such as FNMAs); and

Any securities issued by governments outside the U.S.

While the Firm aims to review employee personal trading requests promptly, responses may not be immediate and delays should be expected when seeking approvals. The Firm will not have any responsibility for losses resulting from such delays, regardless of the length of such delays.

B.

PTAP Approvers

Employees must select the relevant approver from Annex B when submitting a request using the PTAP system . The Chief Compliance Officer (the "CCO") may decide on a case-by-case basis whether an employee's trade request must also be reviewed or approved by a member of the Executive Committee.

C.

Exceptions to the Pre-Approval Requirement

Pre-approval is not required to trade:

  U.S. Treasury bills, U.S. Treasury bonds, and other direct obligations of the U.S. government;

  U.S. open-end mutual funds unless the Firm provides investment advisory services to the fund (see Annex D);

  Money market instruments (such as bankers' acceptances and bank CDs): or

  Transactions in Managed Accounts and Related Accounts over which the employee does not exercise trading authority.

  For DESIS only

The following are Exempt Securities that do not require pre-approval to trade under the Policy:

Reserve Bank oflndia ("RBI") or Government oflndia securities

U.S. Treasury bills, U.S. Treasury bonds, and other direct obligations of the U.S. government

Money market instruments (such as bankers' acceptances and bank CDs)

Post Office schemes

Indian open-end mutual funds

Equity-Linked Savings Scheme ("ELSS")

Monthly Income Plans ("MIPs")

Insurance policies

In addition, accounts that are permitted only to hold and trade Exempt Securities may be held with a non Designated Broker and do not need to be disclosed in the PTAP system.

III. Restrictions on Personal Trading

A.

General Restrictions

No trades in a company's securities or related instruments when in possession of material non-public information ("MNPI"). Please refer to the Firm's Policy and Procedures to Detect and Prevent Insider Trading.

No buy trades followed by any sell (or any sell followed by any buy) in a security or related security unless a period of thirty (30) calendar days transpires between the two transactions. The minimum holding period is thirty (30) calendar days for all relevant securities. See Section C. Holding Periods below for more detail.

No trades using the Firm's proprietary information. Employees may not trade using the Firm's proprietary information or information relating to transactions of the Firm's customers or clients.

No trades using information obtained in the course of the Firm's business. Employees may not trade using information otherwise obtained in the course of the Firm's business (including prospective business) or through research or analysis for the Firm. While each situation is unique and must be considered individually, examples of information obtained in the course of Firm business include information from a co-worker, broker, consultant, or counterparty related to trading activity (anticipated or actual), a firm's business or prospects, or other information generally not available to the public.

Restricted List securities. Employees may not trade securities on the Firm's Restricted List.

"

The PTAP system will automatically reject a request if a security is on the Firm's Restricted List .

"

Members of the Front Office should nevertheless check the Firm's Restricted List and the applicable Group-Specific Restriction in Annex C prior to requesting pre-approval of a trade.

No IPOs. Employees may not purchase or subscribe to any initial public offerings.

Restriction on certain futures and commodities trades. Employees must indicate in the PTAP pre-approval request if the proposed trade involves a futures or commodities contract. Where position limits or other restrictions apply, personal trading of futures or commodities contracts may not be approved or, if approved, employees may be required to close a position in advance of the time limit during which position limits apply.

Restriction on large, frequent, or risky trades. The Firm, in its sole discretion, may restrict or prohibit trading activity that, due to its size, frequency, or type of security traded, might conflict with the Firm's business, adversely affect an employee's job function, or impinge on management time. Compliance will notify the employee's relevant group head of personal trading activity that may fall into any of the above categories.

For DESIS only

No futures or commodities trades. Due to regulatory constraints, DESIS employees are not permitted to trade futures or commodities contracts.

B.

Group-Specific Restrictions

Group-Specific Restrictions apply to trading in Personal and Related Accounts controlled by any member of a Front Office Group. A list of Group-Specific Restrictions can be found in Annex C.

Front Office PTAP Approvers will determine whether the Group-Specific Restrictions apply to PTAP requests submitted for their approval and will consult with Compliance as appropriate or necessary.

C.

Holding Periods

The minimum holding period is thirty (30) calendar days for all relevant securities traded in a Personal or Related Account for which the employee exercises trading authority. More specifically:

  Employees may not transact any buy followed by any sell (or any sell followed by any buy) in a security or a related security unless a period of at least thirty (30) calendar days transpires between the two transactions. In general, the economic exposure created by an opening position needs to be maintained for thirty (30) calendar days and any trade designed to reduce this exposure before the expiration of the 30-day holding period is prohibited.

  The 30-day holding period applies to all instruments, including, without limitation, common stocks, bonds, ETFs, convertible securities, warrants, security cryptocurrencies, and options. The holding period also applies to futures, single stock fut ures , and other financial instruments.

  The holding period is calculated on a "last in first out" ("LIFO") basis. For example, if an employee purchases ABC on October 1 (trade date, "T"), then makes another ABC purchase 8 days later, on October 9 (T+8), the employee may not sell (long or short) either lot of ABC until on or after November 8 (T+38).

  If a position is closed, the exposure it represented may not be re-established, whether using the same security or some other financial instrument, until the relevant holding period has elapsed. For example, if an employee liquidates a position on October 1 (T), then the employee may not repurchase the same security (o r other financial instrument related to the same security) until October 31 (T+30) or later.

  Note that futures roll trades, or trades that convert a futures position from an expiring contract into the next contract in the same series, are exempt from the holding-period requirement, but an employee must seek pre-approval in advance of rolling.

  The Firm may impose a longer holding period for certain instruments or with respect to members of certain Front Office Groups. Any such holding period is specified in the Group-Specific Restrictions in Annex C.
  Note the following for options contracts:

o

Spreads , straddles, and other option strategies that are inconsistent with the holding-period requirement are not permitted.

o

All exposure created by a new position in an options contract must be maintained for a minimum of thirty (30) calendar days and may not be closed out or otherwise offset with another trade in an options contract or the underlying security.

o

If an option contract has an expiration date within thirty (30) calendar days of the date of an initial purchase, the contract can expire out of the money or be exercised for shares (which need to be held for the balance of the original 30-day period).

o

Similarly, covered options contracts are not permitted to be written with an expiration date less than thirty (30) calendar days after the last transaction in the underlying equity.

  The holding period does not apply if the position is closed at a loss often percent or more based on the purchase price at which it was opened. For example, if an employee buys a security on October 1 (T) at $100 per share, then the employee may sell it prior to October 31 (T+30), if the security is sold for $90 per share or less. Please note employees closing a position at a loss often percent or more must follow established procedures and obtain pre-approval via the PTAP system prior to executing any trade.

1 A request for approval to trade the following broad-based ETFs will be handled through an automated approval process in the PTAP system :

"

SPDR S&P 500 ETF (SPY)

"

Vanguard Total Stock Market ETF (VTI)

"

Vanguard FTSE Developed Markets ETF (VEA)

"

Vanguard S&P 500 ETF (VOO)

As of June 1, 2022

Annex A: Summary of Personal Trading Rules by Asset Class

The following table provides a summary of the personal trading rules by asset class. The table does not reflect elements of the Policy that apply uniformly to all instruments, such as the prohibition on trading securities on the Firm's Restricted List and the prohibition on using the Firm's proprietary information.

Asset Class / Instrument	Account/Holdings Disclosure	Pre-Approval Required	Holding Period	Group-specific Res triction2

Listed Equities

I    Yes

I    Yes

I    Yes

I Yes

Equity-Based Derivatives (e.g., stock options, security-based futures)	Yes	Yes	Yes	Yes
Private Stocks and Private Funds (e.g., pre- IPO stocks, hedge funds, private equity funds)	Yes (existence of the investment must be disclosed even if not held in a brokerage account)	Yes	No	No
U.S. Open-End Mutual Funds	No (provided the account may hold only U.S. open- end mutual funds)	No (unless the mutual fund is sub- advised by DESIM)	No	DESIM employees may not invest in DESIM sub-advised funds
ETFs	Yes	Yes	Yes	Yes
Other publicly available funds (e.g., UCITS funds)	Yes	Yes	Yes	DESIM employees may not invest in DESIM sub-advised funds
Money market instruments (e.g., bank CDs)	No	No	No	No
FX- Spot (non- U.S. currency)	No	No	No	Yes, for speculative trades for Energy,

2 In general, where an asset class or instrument is subject to a Group-Specific Restriction (see Annex C), members of a Front Office Group that trades the asset class or instrument are restricted from trading the same asset class or instrument in their Personal and Related Accounts over which they exercise trading authority.

Asset Class / Instrument	Account/Holdings Disclosure	Pre-Approval Required	Holding Period	Group-specific Restriction 2
Futures, Macro, and Quant Commodities
FX - Derivatives (e.g., FX forwards, FX- based futures)	Yes	Yes	Yes	Yes
U.S. Government Bonds	No (provided the account may hold only U.S. government bonds)	No	No	For Macro, long positions are permitted, subject to a three-month holding period
Non-U.S. Government Bonds (e.g., corporate, municipal, agency, foreign government)	Yes	Yes	Yes	Yes
Commodities - Spot	No	No	No	Yes, for speculative trades for Energy, Futures, Macro, and Quant Commodities
Commodities - Derivatives (e.g., futures, commodity- based swaps, commodity- based options)	Yes	Yes	Yes	Yes
Cryptocurrencies - Spot - Classified as Security	Yes (Designated Broker requirement is waived)	Yes	Yes	Yes, for Futures and Macro
Cryptocurrencies - Spot- Non- Security	No	No	No	Yes, for Futures and Macro
Cryptocurrency-based Derivatives or Instruments (e.g., bitcoin futures, cryptocurrency-based ETFs)	Yes	Yes	Yes	Yes, for Futures and Macro
Derivatives (e.g., swaptions; interest rate swaps or futures; index-based swaps, options or futures)	Yes	Yes	Yes	Yes

As of June 1, 2022

Annex B: PTAP Approver List

Employees should refer to the charts below to determine the appropriate Approver for their PTAP requests. The Primary and Alternate Approvers for PTAP requests are listed by groups, which are listed alphabetically under the Executive Committee ("EC") member to whom they report.

Primary Approvers who report directly to an EC member will seek pre-approval for their PTAP requests from such EC member. All other Primary Approvers will seek pre-approval from the heads of their respective groups.

Alternate Approvers shall approve PTAP requests only when the Primary Approver is out of the office or otherwise unavailable.

Executive Committee

	Primary Approver	Alternate Approver
Members of the EC	Compliance

Group Reporting to

Group	Primary Approver	Alternate Approver
Corporate Development

Groups Reporting to

Group	Primary Approver	Alternate Approver
Admin	Compliance
Financial Research	Refer to Groups in DESIS chart in this Anne x*
Firmwide Management	Compliance
Human Capital	Compliance
Legal & Compliance	Compliance

* PTAP request s logged by                                         and                                     will be approved by Compliance.

Groups Reporting to

Group	Primary Approver	Alternate Approver
ABS

CAS

CROP
Fundamental Equities
DESRI
Litigation Finance

Groups Reporting to

Group	Primary Approver	Alternate Approver
DESIM
Investor Relations (including External Communications and User Design & Experience)	Compliance

Groups Reporting to

Group	Primary Approver	Alternate Approver
DMQC
Energy
Macro

Reinsurance

Groups Reporting to

Group	Primary Approver	Alternate Approver
Equities (JPEQ/PEEQ/USEQ)
Financial Operations	Compliance
Futures
Futures (China)**
GUAS
Options
Quant Systems	Compliance
Risk	Compliance
Systems	Compliance

** PTAP requests for

are to be approved by the approvers mentioned above.

Groups in DESIS

	Primary Approver	Alternate Approver
DESIS Employees (excluding FinRes)	Automated Approval	NI A

FinRes Supporting Groups	Primary Approver	Alternate Approver
ABS
CAS
Corp Dev
CROP-HK
CROP-US
Data Analytics	Compliance
DESRI
Energy
Financial Data Management	Compliance
Fundamental Equities
Futures
ICP
Macro
Reinsurance
Risk	Compliance

As of June 1, 2022

Annex C: Group-Specific Restrictions

Relevant members of the Front Office Groups described below are required, when submitting a personal trading request, to make a representation that the proposed trade does not violate the applicable Group Specific Restriction. "Members" of a group include trading, research, analysis, and development staff that support the group's investment activities.

1.

Asset-Backed Securities group. Members may not trade any financial instruments that are analyzed, traded, or likely to be analyzed or traded by the member's group.

2.

Convertible Arbitrage groups. Members may not trade any financial instruments (e.g., equity, single-equity derivatives, or corporate or convertible bonds) of a company that is analyzed, traded, or likely to be analyzed or traded by the member's group.

3.

Credit Opportunities group (including the Litigation Finance strategy). Members may not trade any financial instruments (e.g., equity, single-equity derivatives, or corporate or convertible bonds) of a company that is analyzed, traded, or likely to be analyzed or traded by the member's group.

4.

DESIM. Members may not invest in any vehicle that the DESIM group manages (see Annex D). Members may not trade any financial instruments (e.g., equity, single-equity derivatives, or corporate or convertible bonds) of a company that is analyzed, traded, or likely to be analyzed or traded by DESIM. Financial instruments that track broad-based indices are exempt from this restriction.

5.

DESRI. Members may not trade any financial instruments of companies in which the group is involved or is likely to become involved.

6.

Energy Trading group. Members may not:

o

trade the commodity futures (e.g., natural gas futures, crude oil futures, and heating oil futures), the ETFs that track such individual commodity futures (e.g., United States Oil or "USO"), or any other financial instruments that are analyzed, traded, or likely to be analyzed or traded by the member's group; or

o

engage in speculative transactions involving spot commodities or spot foreign exchange. 3

7.

Equities Desk Traders (USEQ, PEEQ, JPEQ). Members may not trade any financial instruments (e.g., financial or commodity futures, or equity, single-equity derivatives, or corporate or convertible bonds of a company) in which the member's desk executes trades, including trades made on behalf of

3 Speculative trading is trading with the objective of achieving profits through the successful anticipation of price movements; this is distinguished from hedging, which aims to minimize the risk of financial loss from an adverse price change.

A spot commodity is the actual commodity as distinguished from a derivative contract. Examples include metals (e.g., gold, silver, platinum, and copper), energy (e.g., crude oil, heating oil, natural gas, and gasoline), livestock and meat (e.g., hogs, cattle, and pork bellies), and agricultural commodities (e.g., corn, soybeans, cocoa, coffee, and sugar).

Spot foreign exchange refers to actual foreign currency as distinguished from a futures contract.

Under this Group-Specific Restriction, for example, buying EUR to bet on the outcome of the French presidential elections would have been considered speculative. However, purchases of foreign currency for personal travel or purchases of gold or silver to hedge a savings account would not be speculative and not subject to the Group-Specific Restriction.

Equities, Fundamental Equities, Macro, Futures, DESIM strategies, or other strategies. Financial instruments that track broad-based indices are exempt from this restriction .

8.

Systematic Equities group. Members may not trade any financial instruments (e.g., equity, single equity derivatives, or corporate or convertible bonds) of a company that is analyzed or likely to be analyzed by the member's group.

9.

Financial Research group (FinRes). Members ofFinRes who support a specific group (e.g., ABS, Fundamental Equities, Macro) are subject to that group's trading restrictions as identified in this Annex. Members of the FinRes Data Analytics group and Financial Data Management group are subject to the Group-Specific Restrictions of all FinRes-supported strategies.

10.

Fundamental Equities group. Members may not trade any financial instruments (e.g., equity, single-equity derivatives, or corporate or convertible bonds) of a company that is analyzed, traded, or likely to be analyzed or traded by the member's group.

11.

Futures group. Members may not:

o

trade the financial and commodity futures and any other financial instruments that are analyzed, traded, or likely to be analyzed or traded by the member's group;

o

trade in cryptocurrencies (including non-security cryptocurrencies) or related instruments that are analyzed, traded, or likely to be analyzed or traded by the member's group; or

o

engage in speculative transactions involving spot commodities or spot foreign exchange. 4

12.

Macro group. Members may not:

o

trade any financial instruments (e.g., equity, single-equity derivatives, or corporate or convertible bonds) that are analyzed, traded, or likely to be analyzed or traded by the member's group; or

o

engage in speculative transactions involving spot commodities or spot foreign exchange. 5

Long positions in U.S. Government bonds are exempt from this restriction, but if traded by members of the Macro group, are subject to a three-month holding period.

Members of Macro may trade cryptocurrencies analyzed or traded by Macro, subject to pre-approval and a one year holding period. The PTAP Approvers for Macro may grant exceptions to the one year holding period on a case-by-case basis.

13.

Options groups. Members of OPT may not trade any options contracts that are analyzed, traded, or likely to be analyzed or traded by OPT. Members may trade the financial instruments (including equities or bonds, but excluding options) of a company, index, commodity, or other underlying that may be analyzed by OPT, provided that two business days have elapsed since OPT last traded any corresponding option on a discretionary basis.

4  See Footnote 3.

5 See Footnote 3.

14.  Quant Commodities group. Members may not:

o

trade the commodity futures (e.g., natural gas futures, crude oil futures, and heating oil futures), the ETFs that track such individual commodity futures (e.g., United States Oil or "USO"), or any other financial instruments that are analyzed, traded, or likely to be analyzed or traded by the member's group; or

o

engage in speculative transactions involving spot commodities or spot foreign exchange. 6

15.

Reinsurance group. Members may not trade any financial instruments of companies in which the group is involved or is likely to become involved.

6 See Footnote 3.

As of June 1, 2022

Annex D: Mutual Funds and UCITS Advised by the Firm

As of June 1, 2022

Annex E: Designated Broker List

B Barclays Stockbrokerss
Charles Schwab Charles Schwab & Co., Inc.
Deutsche Bank Securities Inc.
E*Trade Securities
Fidelity Brokerage Services
Goldman Sachs Funds
IGGroup
Interactive Brokers Interactive Brokers Canada Interactive Brokers, LLC (US) Interactive Brokers UK Interactive Brokers HK
JPMorgan JP Morgan Chase Investment Services JP Morgan Private Banking JP Morgan Securities
Merrill Lynch Merrill Edge Advisory Merrill Edge Self-Directed Investing Merrill Lynch Wealth Management Merrill Lynch Wealth Management (UK)
Morgan Stanley Morgan Stanley Private Wealth Management Morgan Stanley Smith Barney
TD Ameritrade (US)
UBS Financial Services
Vanguard
Wells Fargo Wells Fargo Advisers Wells Trade Accounts

For DESIS only

All DESIS employees are required to maintain their Personal Accounts, and Related Accounts over which they exercise trading authority, with the following Designated Brokers:

Axis Bank Securities

ICICI Securities

As of June 1, 2022

Annex F: Personal Trading in Cryptocurrencies

I.

Overview

The regulation of cryptocurrencies, coins, and tokens (collectively, "cryptocurrencies") continues to evolve, including whether a particular cryptocurrency is treated as a "security" and subject to heightened oversight and additional procedures. The Firm's policy regarding cryptocurrencies, including the determinations below with respect to any single cryptocurrency, is subject to change.

II.

Classification of Cryptocurrencies

Under current regulation, cryptocurrencies fall into two categories:

(1)

"Non-Security Cryptocurrencies" (cryptocurrencies that are not currently considered securities) are listed in Table 1 below. Compliance has determined that cryptocurrencies identified in Table 1 are exempt from the Personal Trading Policy. Although trading directly in Non-Security Cryptocurrencies does not require pre-approval, please note that pre-approval may be required to transact in instruments linked to such cryptocurrencies (e.g., ETFs, futures, or private fund transactions).7

(2)

"Security Cryptocurrencies" (cryptocurrencies that may be considered securities). Unless otherwise determined by Compliance, all cryptocurrencies are treated as Security Cryptocurrencies and are subject to the Personal Trading Policy, including but not limited to the disclosure, pre-approval, and holding period requirements outlined below. A non-exhaustive list of Security Cryptocurrencies is in Table 2 below.

Generally, NFTs are not classified as securities unless they have revenue sharing or income stream components. Email if you are not sure whether a particular NFT would be classified as a security.

III.

Pre-Approval of Trading

Pre-approval is required to purchase or sell any Security Cryptocurrency (including, but not limited to, cryptocurrencies in Table 2). Pre-approval is not required for any Non-Security Cryptocurrency listed in Table 1.

o

Employees should send a request via email to

using this template.

o

Employees who exercise "trading authority" (the power, directly or indirectly, to make investment decisions , to suggest or direct trades, or to exercise control) over their spouse's Security Cryptocurrency trades must obtain pre-approval for Security Cryptocurrency trades and disclose such holdings.

For requests from members of Front Office or FinRes groups, Compliance will also seek approval from the relevant PTAP approver listed in Annex B of the Personal Trading Policy.

Approval is effective the day it is granted and the following two business days. The cutoff time for cryptocurrency trade approvals is midnight in local time, based on the employee's location.

Employees must provide screenshots after executing transactions in Security Cryptocurrencies.

7 To request approval to invest in funds offered by private placement and not tradeable in the over-the-counter (OTC) market, submit a request through the Private Security Transaction Approval Form. To request approval to invest in funds traded on OTC markets, submit a request through the PTAP system .

  Pre-approval is not required for :

o

Transferring cryptocurrency from one wallet or exchange to another

o

Borrowing, lending, or staking cryptocurrency8

o

Receiving cryptocurrency passively (e.g., airdrops)

IV.

Disclosure of Holdings

Upon joining the Firm, employees must disclose existing holdings of any cryptocurrencies that are not listed in Table 1 via email to. The email should include the name of each cryptocurrency, quantity of tokens, and documentation of the holdings (e.g., screen shot or statement).

o

The "Designated Brokers" requirement does not apply to cryptocurrencies (see Section I.B and Annex E of the Personal Trading Policy). Employees may use any wallet or exchange to hold cryptocurrencies. Employees may request to use Robinhood, a Non-Designated Broker, to trade cryptocurrencies only (not stocks or other instruments).

o

Employees do not need to disclose the account (or wallet) itself that holds crypto currency.

o

Employees are not required to disclose their spouse's cryptocurrency holdings or obtain pre approval for their trades if they do not exercise "trading authority."

Employees must provide documentation of their holdings in Security Cryptocurrencies on a periodic basis (e.g., quarterly), upon request from Compliance. This includes holdings received through rewards or airdrops.

V.

Other Restrictions and Requirements (see Section III of the Personal Trading Policy)

"

Group-Specific Restrictions apply to employees in groups (Macro and Futures) that trade or may trade security or non-security cryptocurrencies. See Annex C for details.

"

Unless otherwise noted (e.g., due to a Group-Specific Restriction), the minimum holding period is 30 calendar days, last in first out. With pre-approval, the holding period may be waived if the cryptocurrency is sold at a loss of ten percent or more based on the purchase price.

8 Hosting a staking pool may require approval through the Outside Activities Disclosure Form. Please contact Compliance to discuss.

VI. Cryptocurrency Lists

Table 1: Non-Secur ity Cryptocurren cies

Cryptocurrencies in Table 1 are not subject to the Personal Trading Policy.

Non-Securi ty Cryptocurrency	Symbol
Basic Attention Token	BAT
Build and Build (f.k.a. Binance Coin)	BNB
BinanceUSD	BUSD
Bitcoin	BTC
Bitcoin Cash	BCH
Bitshares	BTS
Burst	BURST
Celo Dollar	cUSD
Chainlink	LINK
Compound	COMP
Convex	cvx
Cosmos	ATOM
Curve DAO token	CRV
Dash	DASH
Decentraland	MANA, IAND
DefiDollar	DUSO
Digibyte	0GB
Dogecoin	DOGE
Enjin Coin	ENT
EOS	EOS
Ethereurn Classic	ETC
Ethereum Ether	ETH
Filecoin	FIL
FRAX	FRAX
Gemini Dollar	GUSD
Helium	HNT
Interest bearing tokens with non-security token underliers (available on DeFi platforms such as Compound, Aave, Yearn)	cDAl, cUSDC, cUSDT; aDAl, aUSDC, aUSDT, aTUSD, aSUSD, aBUSD; yDAl, yUSDC, yUSDT, yTUSD, yBUSD
Kin	KIN
Kyber Network	KNC
Litecoin	LTC
MakerDAO	DAI
Manero	XMR
mStable	MUSD
NAVCoin	NAV

Non-Securi ty Cryptocurrency	Symbol
Neutrino	USON
Ontology Gas	ONG
Pax Gold	PAXG
Paxos Standard (USD stablecoin)	PAX
PIVX (Private, Inst ant, Verified , Transaction)	PIVX
Poo!Together	POOL
Ravencoin	RVN
Reserve	RSV
Siacoin	SC
Stasis Euro	EURS
SushiSwap	SUSHI
Synthetix Euro	sEUR
Synthetix USD	SUSD
[erraUSD	UST
lfezosTez	XTl
[ether	USDT
lfrueUSD (TrustToken)	TUSD
Uniswap	UNI
USD Coin (Coinbase)	USDC
!Verge	XVG
[WINGS	WINGS
!Wrapped versions of non -securi ty tokens	WBTC, WETH

Table 2: Secu rity Cryptocurrencies

Employees should send a request to trade any Security Cryptocurrencies (includin g, but not limited to, those listed here in Table 2), via email to                               using this template.

Security Cryptocurrency	Symbol
Ox	ZRX
1inch	UNCH
IAI Crypto	AIC
IAlgorand	ALGO
IAmbrosus	AMB
1/\nkr	ANKR
IAppcoins	APPC
!Ardor (related: NXT, lgnis)	ARDR, NXT, IGNIS
!Armor	ARMOR
IATMChain	ATM
!Avalanche	AVAX
BakerySwap	BAKE
Balancer	BAL
Binance JEX	JEX
Bit Torrent	BIT
Bitclout	BTCLT
Bitcoin Diamond	BCD
Bitcoin Gold	BTG
Bitcoin SV	BSV
Blockmason Credit Protocol	BCPT
CardanoAda	ADA
Celsius Network	CEL
Chia	XCH
Con.flux	CFX
Copiosa	COP
CRO Token (Crypto.com)	CRO
Cryptonex	CNX
DeepBrain Chain	DBC
DerivaDEX	DDX
DSLA Protocol	DSLA
Edgeless	EDG
Ethereum Push Notification Service	PUSH
Eidoo	EDO
Einsteinium	EMC2
Electrify.Asia	ELEC
Elrond eGold	EGLD

Security Cryptocurrency	Symbol
EuropeCoin	ERC
Gnosis	GNO
Golem	G T
Harmony	ONE
Hedera Hashgraph	HBAR
Horizen	ZEN
Icon	ICX
IOTA	MIOTA
Kava	KAVA
Komodo	KMD
Loopring	LRC
Lunyr	LUN
MCO Token (Crypto.com)	MCO
Modum	MOD
Nano (flea Raiblock)	NANO
!NEAR Protocol	NEAR
NEM	XEM
NEO, GAS	NEO, GAS
New Kind of Network	NKN
NEXO	NEXO
Nexus Mutual	NXM / wNXM
Nucleus Vision	NCASH
NuCypher	NU
Numeraire	NMR
Ocean Protocol	OCEAN
OrniseGo	OMG
Ontology Coin	ONT
Orchid	OXT
Origin Token	OGN
PancakeSwap	CAKE
Po.et	POE
Polkadot	DOT
Polygon	MATIC
Polymath	POLY
Qtum	QTIJM
Raydium Protocol	RAY
Reddcoin	RDD
Request Network	REQ
Ripple	XRP

Security Cryptocurrency	Symbol
Secret Network (fka as Enigma)	SCRT, SEFI
Shiba Inu token and related tokens	SHIB, LEASH, BONE
Siafund	SF
SimpleToken	OST
Solana	SOL
Status Network Token	S T
Steem	STEEM
Steem Dollars	SBD
SteemPower	SP
Stellar Lumens	XLM
Streamer DATAcoin	DATA
Swipe	SXP
Synthetix SNX	SNX
[ellor Tributes	TRB
lferra	LUNA
[enX	PAY
lfhorchain	RUNE
[raxia	TM2
[ron Tronix	TRX
IVeChain / VeChain Thor	VEN/VET /VfHO
IViberate	VIB
!Walton	WTC
IWazirX	WRX
IWINK	WIN
!Worldwide Asset Exchange	WAX
Zcash	ZEC
Zilliqa	ZIL